UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2024

NeuroOne Medical Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-40439	27-0863354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7599 Anagram Dr., Eden Prairie, MN 55344

(Address of principal executive offices and zip code)

952-426-1383

(Registrant’s telephone number including area code)

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NMTC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2024, NeuroOne Medical Technologies Corporation (the “Company”) entered into amendments to the employment agreement and offer letters, as applicable (each, an “Amendment”) with each of the following executive officers of the Company (collectively, the “Covered Officers”): David Rosa, Chief Executive Officer; Ronald McClurg, Chief Financial Officer; Christopher Volker, Chief Operating Officer; and Steve Mertens, Chief Technology Officer. Such Amendments solely revise the severance benefits that would be afforded to such Covered Officers in the event of a change in control of the Company, subject and pursuant to such Covered Officer’s execution and delivery of a separation and release agreement in form reasonably satisfactory to the Company. The terms “change in control”, “termination for cause”, “termination for good reason”, and “termination date” referred to below are defined in each Covered Officer’s respective employment agreement and offer letters, as applicable, or Amendment. Under such Amendments, the severance benefits to be afforded to the Covered Officers are as follows:

If within 12 months following or three months prior to the effective date of a change in control of the Company, the Company terminates Mr. Rosa other than a termination for cause, or Mr. Rosa effects a termination for good reason, the Company will pay to Mr. Rosa, in a lump sum in cash within 30 days after the termination date, an amount equal to the sum of (A) the product of 2.0 times his base salary as is then in effect as of the termination date and (B) the product of 2.0 times his target bonus for the year in which the termination date occurs. Additionally, (i) all of Mr. Rosa’s remaining stock options, restricted stock or other equity awards that were issued by the Company shall fully vest on the termination date and become immediately exercisable in accordance with the terms of the applicable award documents and agreements, and (ii) Mr. Rosa will be entitled to continued health insurance coverage for himself and covered dependents for up to 24 months following the termination date, with 100% of the cost of such insurance premiums payable by the Company.

If within 12 months following or three months prior to the effective date of a change in control of the Company, the Company terminates Messrs. McClurg, Volker or Mertens (collectively, the “Other Executives”) other than due to a termination for cause, or the Other Executives effect a termination for good reason, the Company will pay to each of the Other Executives, in a lump sum in cash within 30 days after the termination date, an amount equal to the sum of (A) the product of 1.25 times his base salary as is then in effect as of the termination date and (B) the product of 1.25 times his target bonus for the year in which the termination date occurs. Additionally, (i) all of the Other Executives’ remaining stock options, restricted stock or other equity awards that were issued by the Company shall fully vest on the termination date and become immediately exercisable in accordance with the terms of the applicable award documents and agreements, and (ii) each of the Other Executives will be entitled to continued health insurance coverage for himself and covered dependents for up to 15 months following the termination date, with 100% of the cost of such insurance premiums payable by the Company.

Except as amended by the Amendments, all terms and conditions of the employment agreement and offer letters, as applicable, remain unchanged and in full force and effect. The foregoing description of the Amendments are not complete and are qualified in their entirety by reference to the complete terms and conditions of the Amendments with each of Mr. Rosa, Mr. McClurg, Mr. Volker and Mr. Mertens, which are filed as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	First Amendment to Employment Agreement between the Company and David Rosa.

10.2	First Amendment to Offer Letter between the Company and Ronald McClurg.

10.3	First Amendment to Offer Letter between the Company and Christopher Volker.

10.4	First Amendment to Offer Letter between the Company and Steve Mertens.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

Dated: September 13, 2024	By:	/s/ David Rosa
David Rosa
Chief Executive Officer

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